                                                                      Exhibit 99


The Rowe Companies and Wholly-Owned Subsidiaries
Pro Forma Combined Financial Statements
(Unaudited)

The following pro forma statement of income for the nine months ending August 29, 1999, and the combined statement of income for the year ended November 29, 1998 give effect to the acquisition of Storehouse, Inc. (Storehouse) and The Mitchell Gold Company (MGC or Mitchell Gold) by The Rowe Companies (the Company) as described in the following paragraphs.

On July 31, 1999, the Company acquired 100% of the issued and outstanding capital stock of Storehouse, a privately owned company. The purchase price for Storehouse was $11.7 million. In addition, Rowe retired $12.7 million in Storehouse long-term debt.

The acquisition of Storehouse was effected pursuant to the stock purchase agreement dated as of August 25, 1998. The Company has accounted for such acquisition using the purchase method of accounting. In connection with this acquisition, the Company recorded cost in excess of net assets of the business acquired, which will be amortized over 25 years under the straight-line method.

On October 31, 1998, the Company acquired 100% of the issued and outstanding capital stock of MGC, a privately owned company. The purchase price for MGC consisted of (i) an initial payment of $13 million, comprised of $10 million in cash and $3 million of convertible debentures bearing interest at 7% per annum, and (ii) earn-out provisions allowing for a maximum purchase price of $32 million, if certain earnings targets are attained as defined in the purchase agreement.

The acquisition of MGC was effected pursuant to the stock purchase agreement dated as of September 25, 1998. The Company has accounted for such acquisition using the purchase method of accounting. In connection with this acquisition, the Company recorded cost in excess of net assets of the business acquired, which will be amortized over 25 years under the straight-line method.

The pro forma statements of income give effect to these transactions as if they had occurred at the beginning of the period presented and were carried forward through the period presented.

The accompanying pro forma statements of income for the year ended November 29, 1998 and nine months ended August 29, 1999 both include the operating results of Storehouse for the months December, 1998 and January, 1999.

The pro forma combined statements have been prepared by the Company's management based upon the historical financial statements of the Company, Storehouse and MGC. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the date indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the financial statements and notes of Storehouse and the Company appearing elsewhere herein and as filed under Forms 10-K, 10-Q and 8K/A dated October 31, 1998.

The Rowe Companies and Wholly-Owned Subsidiaries
Pro Forma Combined Statements of Income
For the Nine Months Ended August 29, 1999
(Unaudited)


                                                                   Historicals
                                                            ------------------------
                                                             The Rowe     Storehouse             Pro Forma      Pro Forma
                                                             Companies      Inc.                Adjustments     Combined
                                                            --------------------------------------------------------------
                                                                     (in thousands, except per share amounts)
Net shipments                                               $  194,095      $ 48,127     (5)        ($4,307)    $ 237,915
Cost of shipments                                              138,469        25,631     (5)         (3,725)      160,375
                                                            ----------      --------            -----------     ---------
  Gross profit                                                  55,626        22,496                   (582)       77,540

                                                                                         (1)
Selling and administrative expenses                             41,056        25,682 (4),(6)           (351)       66,387
                                                            ----------      --------            -----------     ---------

  Operating income                                              14,570        (3,186)                  (231)       11,153

Interest expense                                                 1,803           641     (2)            430         2,874

Other income                                                     1,677         3,779                                5,456
                                                            ----------      --------            -----------     ---------

  Earnings before taxes                                         14,444           (48)                  (661)       13,735

Taxes on income                                                  5,387           (21)    (7)           (108)        5,258
                                                            ----------      --------            -----------     ---------

Net earnings                                                $    9,057          ($27)                 ($553)    $   8,477
                                                            ==========      ========            ===========     =========

Earnings per common share                                   $     0.74                                          $    0.69
                                                            ==========                                          =========

Weighted average common shares                                  12,222                                             12,222
                                                            ==========                                          =========

Earnings per common share assuming dilution                 $     0.70                                               0.65
                                                            ==========                                          =========

Weighted average common shares and equivalents                  13,140                                             13,140
                                                            ==========                                          =========

The Rowe Companies and Wholly-Owned Subsidiaries
Pro Forma Combined Statements of Income
For the Year Ended November 29, 1998
(Unaudited)
(in thousands, except per share amounts)

                                                              Historicals
                                                   ------------------------------------
                                                                   The
                                                   The Rowe      Mitchell    Storehouse             Pro Forma     Pro Forma
                                                   Companies     Gold Co.       Inc.               Adjustments    Combined
                                                   ------------------------------------------------------------------------
Net shipments                                      $193,400      $33,444      $64,668      (5)     $   (20)        $291,492
Cost of shipments                                   141,326       25,773       35,417  (4),(5)          88          202,604
                                                   --------      -------      -------              -------         --------
  Gross profit                                       52,074        7,671       29,251                 (108)          88,888

                                                                                       (1),(3)
Selling and administrative expenses*                 34,293        5,498       37,779  (4),(6)         830           78,400
                                                   --------      -------      -------              -------         --------

  Operating income                                   17,781        2,173       (8,528)                (938)          10,488

Interest expense                                        694          693        1,055      (2)       1,485            3,927

Other income                                          1,043          231        6,864                    0            8,138
                                                   --------      -------      -------              -------         --------

  Earnings before taxes                              18,130        1,711       (2,719)              (2,423)          14,699

Taxes on income                                       6,930          729       (1,012)     (7)        (545)           6,102
                                                   --------      -------      -------              -------         --------

Net earnings                                       $ 11,200      $   982      $(1,707)             $(1,878)        $  8,597
                                                   ========      =======      =======              =======         ========

Earnings per common share                          $   0.90                                                        $   0.69
                                                   ========                                                        ========

Weighted average common shares                       12,429                                                          12,429
                                                   ========                                                        ========

Earnings per common share assuming dilution        $   0.87                                                        $   0.68
                                                   ========                                                        ========

Weighted average common shares and equivalents       12,844                                                          12,888
                                                   ========                                                        ========

*The selling and administrative expenses of Storehouse for the year ended November 29, 1998 included $502,000 of compensation expense relative to an ESOP which has been terminated as part of the acquisition. The Company expects to replace this benefit with a 401(k) Employee Savings Plan.

The Rowe Companies and Wholly Owned Subsidiaries
Notes to the Pro Forma Combined Financial Statements
(Unaudited)




Pro Forma Adjustments:
--------------------------------------------------------------------------------

(1) Adjust amortization of goodwill ($9,963,000 for Mitchell Gold and $14,734,000 for Storehouse) on the acquisitions.

(2) Reflect interest expense associated with the financing agreement used to pay the cash portion of the purchase prices, (5.76% interest for Mitchell Gold and 6.5% interest for Storehouse), the convertible debenture issued in the Mitchell Gold purchase (7% interest), and reflect interest saved by refinancing existing Storehouse debt
          (9.25% - 15.0% interest).

(3) Reflect increase in salary expense to the former shareholders of Mitchell Gold pursuant to employment contracts.

(4) Depreciation impact of fair value adjustment to identifiable assets ($528,000 for Mitchell Gold and $834,000 for Storehouse). This is a component of costs of goods sold for Mitchell Gold, and a component of selling and administrative expense for Storehouse.

(5)       Eliminate intercompany sales and profits between Storehouse and Rowe.

(6) Exclude deal costs on a pro forma basis ($834,000 for the nine months ended August 29, 1999 and $521,999 for the year ended November 29,
          1998).

(7)       Properly reflect income tax expense on a pro forma basis.

                               Storehouse, Inc.

             Financial Statements as of January 31, 1999 and 1998
                                 Together With
                               Auditors' Report

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Storehouse, Inc.:

We have audited the accompanying balance sheets of STOREHOUSE, INC. (a Georgia corporation) as of January 31, 1999 and 1998 and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Storehouse, Inc. as of January 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Atlanta, Georgia
April 2, 1999

                               STOREHOUSE, INC.


                                BALANCE SHEETS

                           JANUARY 31, 1999 AND 1998

                         ASSETS                                                1999           1998
----------------------------------------------------------                 ------------   ------------
CURRENT ASSETS:
   Cash and cash equivalents                                               $  1,609,035   $  1,405,672
   Accounts receivable, net of allowance for doubtful
      accounts of $22,000 and $8,165 in 1999 and
      1998, respectively                                                      1,213,404        305,371
   Inventories, at LIFO cost (Note 1)                                        11,335,609     11,064,390
   Income taxes receivable                                                            0      1,362,993
   Prepaid expenses and other                                                 1,164,495      1,132,286
                                                                           ------------   ------------
            Total current assets                                             15,322,543     15,270,712
                                                                           ------------   ------------
LEASEHOLD IMPROVEMENTS AND EQUIPMENT:
   Leasehold improvements                                                     8,331,659      7,621,276
   Furniture, fixtures, and equipment                                         6,921,254      6,308,941
                                                                           ------------   ------------
                                                                             15,252,913     13,930,217
   Less accumulated depreciation and amortization                             8,566,511      7,001,137
                                                                           ------------   ------------
                                                                              6,686,402      6,929,080
                                                                           ------------   ------------

DEFERRED INCOME TAXES (Note 4)                                                1,734,000        722,000
                                                                           ------------   ------------

OTHER ASSETS                                                                    237,575        234,589
                                                                           ------------   ------------
            Total assets                                                   $ 23,980,520   $ 23,156,381
                                                                           ============   ============


         LIABILITIES AND STOCKHOLDERS' DEFICIT                                 1999           1998
----------------------------------------------------------                 ------------   ------------
CURRENT LIABILITIES:
   Current maturities of capital lease obligations (Note 2)                $     49,571   $     15,950
   Current maturities of long-term debt (Note 3)                                600,000        600,000
   Customer deposits                                                          6,392,872      5,546,464
   Accounts payable:
      Trade                                                                   5,524,869      6,781,353
      Other                                                                   1,293,209      1,128,898
   Accrued liabilities                                                        3,775,712      5,827,882
                                                                           ------------   ------------
            Total current liabilities                                        17,636,233     19,900,547
                                                                           ------------   ------------

CAPITAL LEASE OBLIGATIONS, less current maturities (Note 2)                      59,222          5,660
                                                                           ------------   ------------
LONG-TERM DEBT, less current maturities (Note 3)                             10,763,536      8,270,031
                                                                           ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' DEFICIT (Notes 5 and 6):
   Common stock, $.01 par value; 500,000 shares
      authorized, 137,195 and 131,495 shares issued
      and outstanding in 1999 and 1998, respectively                              1,372          1,315
   Treasury stock                                                               (40,798)       (40,798)
   Additional paid-in capital                                                 1,092,503        894,314
   Deferred compensation (Note 7)                                            (2,969,799)    (5,020,300)
   Accumulated deficit                                                       (2,561,749)      (854,388)
                                                                           ------------   ------------
            Total stockholders' deficit                                      (4,478,471)    (5,019,857)
                                                                           ------------   ------------
            Total liabilities and stockholders' deficit                    $ 23,980,520   $ 23,156,381
                                                                           ============   ============

                               STOREHOUSE, INC.


                           STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998

                                                                                      1999               1998
                                                                                  ------------       ------------
NET SALES                                                                         $ 64,667,604       $ 58,767,434

COST OF SALES                                                                       35,416,680         32,796,662
                                                                                  ------------       ------------
              Gross profit                                                          29,250,924         25,970,772

COMMISSION INCOME                                                                    6,353,995          5,119,435

FRANCHISE AND OTHER OPERATING INCOME                                                   558,392            608,465
                                                                                  ------------       ------------
                                                                                    36,163,311         31,698,672

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES                                       36,390,480         31,760,551

COMPENSATION EXPENSE RELATED TO STOCK BONUS AWARD AND EMPLOYEE STOCK
    OWNERSHIP PLAN (Notes 6 and 7)                                                     868,422          1,900,000
                                                                                    (1,095,591)        (1,961,879)
                                                                                  ------------       ------------
NONRECURRING AND INFREQUENT ITEMS (Note 10)                                            520,521          2,119,871
                                                                                  ------------       ------------
              Operating loss                                                        (1,616,112)        (4,081,750)

INTEREST EXPENSE, net                                                               (1,054,488)          (792,093)

OTHER EXPENSE, net                                                                      48,761             34,835
                                                                                  ------------       ------------
LOSS BEFORE BENEFIT FOR INCOME TAXES                                                (2,719,361)        (4,908,678)

BENEFIT FOR INCOME TAXES (Note 4)                                                    1,012,000          1,520,000
                                                                                  ------------       ------------
NET LOSS                                                                          $ (1,707,361)      $ (3,388,678)
                                                                                  ============       ============

         The accompanying notes an integral part of these statements.

                               STOREHOUSE, INC.


                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998

                                                                   Common Stock                         Additional
                                                            --------------------------    Treasury        Paid-In        Deferred
                                                               Shares        Amount         Stock         Capital      Compensation
                                                            ------------  ------------   ------------   ------------   ------------
BALANCE, January 31, 1997                                        132,100        $1,321)  $          0   $    886,064   $          0

    Issuance of common stock (Note 6)                                100             1              0          8,243              0
    Formation of Employee Stock Ownership Plan (Note 7)                0             0              0              0     (6,020,300)
    Contribution Paid to Employee Stock Ownership Plan                 0             0              0              0      1,000,000
    Purchase of treasury stock (Note 6)                             (705)           (7)       (40,798)             7              0
    Net loss                                                           0             0              0              0              0
                                                            ------------  ------------   ------------   ------------   ------------
BALANCE, January 31, 1998                                        131,495         1,315        (40,798)       894,314     (5,020,300)

    Issuance of common stock (Note 6)                              5,700            57              0        198,189              0
    Contribution Paid to Employee Stock Ownership Plan                 0             0              0              0      2,050,501
    Net loss                                                           0             0              0              0              0
                                                            ------------  ------------   ------------   ------------   ------------
BALANCE, January 31, 1999                                        137,195  $      1,372   $    (40,798)  $  1,092,503   $ (2,969,799)
                                                            ============  ============   ============   ============   ============


                                                                              Total
                                                            Accumulated    Stockholders'
                                                              Earnings        Equity
                                                             (Deficit)       (Deficit)
                                                            ------------   ------------
BALANCE, January 31, 1997                                   $  2,534,290   $  3,421,675

    Issuance of common stock (Note 6)                                  0          8,244
    Formation of Employee Stock Ownership Plan (Note 7)                0     (6,020,300)
    Contribution Paid to Employee Stock Ownership Plan                 0      1,000,000
    Purchase of treasury stock (Note 6)                                0        (40,798)
    Net loss                                                  (3,388,678)    (3,388,678)
                                                            ------------   ------------
BALANCE, January 31, 1998                                       (854,388)    (5,019,857)

    Issuance of common stock (Note 6)                                  0        198,246
    Contribution Paid to Employee Stock Ownership Plan                 0      2,050,501
    Net loss                                                  (1,707,361)    (1,707,361)
                                                            ------------   ------------
BALANCE, January 31, 1999                                   $ (2,561,749)  $ (4,478,471)
                                                            ============   ============

       The accompanying notes are an integral part of these statements.

                               STOREHOUSE, INC.


                           STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998

                                                                                           1999           1998
                                                                                        -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                             $(1,707,361)   $(3,388,678)
   Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation and amortization                                                       1,726,756      1,320,432
      Deferred taxes                                                                     (1,012,000)      (460,000)
      Compensation expense recorded on issuance of common stock                             198,246              0
      Changes in assets and liabilities:
         Accounts receivable                                                               (908,033)       113,816
         Inventories                                                                       (271,219)    (2,193,815)
         Income tax receivable                                                            1,362,993     (1,185,498)
         Prepaid expenses and other                                                         (32,209)      (400,510)
         Customer deposits                                                                  846,408      1,142,529
         Accounts payable                                                                (1,092,173)     2,577,045
         Accrued liabilities                                                             (2,052,170)     2,550,267
                                                                                        -----------    -----------
            Total adjustments                                                            (1,233,401)     3,464,266
                                                                                        -----------    -----------
            Net cash (used in) provided by operating activities                          (2,940,762)        75,588
                                                                                        -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net additions to leasehold improvements and equipment                                 (1,351,930)    (3,927,524)
   Other assets                                                                              (2,986)       312,525
                                                                                        -----------    -----------
            Net cash used in investing activities                                        (1,354,916)    (3,614,999)
                                                                                        -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Purchase of shares for employee stock ownership plan                                   2,050,501     (5,020,300)
   Purchase of treasury stock                                                                     0        (40,798)
   Borrowings under credit facility, net                                                     (6,495)     8,870,031
   Proceeds from issuance of subordinated promissory note                                 2,500,000              0
   Net payments on capital lease obligations                                                (44,965)       (47,040)
   Proceeds from issuance of common stock and exercise of stock options                           0          8,244
                                                                                        -----------    -----------
            Net cash provided by financing activities                                     4,499,041      3,770,137
                                                                                        -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   203,363        230,726

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                            1,405,672      1,174,946
                                                                                        -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                $ 1,609,035    $ 1,405,672
                                                                                        ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid                                                                        $ 1,054,488    $   709,365
                                                                                        ===========    ===========

   Income taxes paid                                                                    $    16,946    $   131,081
                                                                                        ===========    ===========

       The accompanying notes are an integral part of these statements.

                               STOREHOUSE, INC.


                         NOTES TO FINANCIAL STATEMENTS

                           JANUARY 31, 1999 AND 1998



1.   DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business

     Storehouse, Inc. (the "Company"), a Georgia corporation, operates retail home furnishing stores which sell merchandise of contemporary and transitional design. The stores are located primarily in the Southeast and Southwest.

     Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     Revenue Recognition, Receivables, and Customer Deposits

     The Company recognizes revenue when goods are delivered to the customer. Customer deposits represent cash received for items not currently in inventory and items on hand but not yet delivered to the customer.

     The Company has an arrangement with a commercial bank whereby the bank provides credit lines to preapproved customers for use in the Company's stores. These credit lines are provided without recourse to the Company.

     Commission Income

     The Company markets certain merchandise on a percentage-of-sales commission basis (consignment sales). The Company's policy is to recognize commission income when the sale is written. The Company recorded commission income of approximately $6,354,000 and $5,119,000 on consignment sales of approximately $18,184,000 and $15,843,000 for the years ended January 31, 1999 and 1998, respectively.

     Franchise Income

     Franchise income is derived from royalties collected based on a percentage of the franchise sales and from merchandise sold by the Company to the franchisee. As of January 31, 1999 and 1998, the Company had one franchisee and recognized franchise income of approximately $68,000 and $64,000, respectively.

     Cash and Cash Equivalents

     The Company considers cash on deposit and highly liquid investments with original maturity dates of three months or less to be cash equivalents.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") inventory method for substantially all inventories. If the inventories had been valued using the first-in, first-out ("FIFO") retail inventory method of accounting, the inventories would have been approximately $2,088,000 and $1,778,000 higher than those reported at January 31, 1999 and 1998, respectively, and the reported net loss before benefit for income taxes would have been decreased by approximately $310,000 and $142,000 in fiscal 1999 and fiscal 1998, respectively. At January 31, 1999 and 1998, the Company's inventories consisted of the following (in thousands):

                                                           1999          1998
                                                         --------      --------
          Inventories, FIFO                              $ 13,424      $ 12,842
          LIFO reserve                                     (2,088)       (1,778)
                                                         --------      --------
          Inventories, LIFO                              $ 11,336      $ 11,064
                                                         ========      ========
     Foreign Currency Transactions

     In the normal course of business, the Company frequently purchases merchandise in currencies other than U.S. dollars. Exchange rate movements which occur between the time such a transaction is recorded and the time of settlement result in transaction gains or losses. Transaction gains and losses were immaterial to the Company's financial statements in fiscal 1999 and 1998.

     Leasehold Improvements and Equipment

     Leasehold improvements and equipment are stated at cost, less accumulated depreciation. Depreciation of furniture, fixtures, and equipment is provided over the estimated useful lives (two to five years) of the respective assets using the straight-line method. Leasehold improvements are amortized using the straight-line method over the term of the respective lease or the useful life of the improvement, whichever is shorter.

     Capitalized Software Development Costs

     In March 1998, the American Institute of Certified Public Accountants issued its Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." According to this statement, companies can capitalize certain costs related to the development of software for internal use. During fiscal 1998, the Company underwent a major system conversion that included new inventory management and executive information systems. The Company capitalized approximately $251,000 associated with the system conversion and is amortizing it ratably over a three-year period using the straight-line method.

     Income Taxes

     The Company provides for income taxes according to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities based on the differences between the financial reporting and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     New Accounting Pronouncements

     In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for the year ending January 31, 2001. The adoption of this statement is not expected to have a significant impact on the Company's financial statements.

2.   CAPITAL LEASE OBLIGATIONS

     The Company's capital lease obligations totaled approximately $109,000 at January 31, 1999 and approximately $22,000 at January 31, 1998. The related net book values of the leased assets were approximately $127,000 and $33,000 at January 31, 1999 and 1998, respectively. The capital lease obligations are secured by data processing equipment.

     Aggregate maturities of the capital lease obligations at January 31, 1999 are as follows (in thousands):

          Fiscal year:
             2000                                 $    50
             2001                                      45
             2002                                      15
                                                  -------
                                                      110
          Less amount representing interest             1
                                                  -------
                                                  $   109
                                                  =======

3.   LONG-TERM DEBT

     On February 28, 1997, the Company entered into a new credit agreement (the "Agreement") with a bank which provides for a term loan and a revolving credit facility with an aggregate availability of $11,000,000. Borrowings under the term loan require monthly principal payments of $50,000 through March 1, 2000 plus interest, which is computed at 15% per annum. Borrowings under the line of credit require monthly payments of interest, which is computed at an interest rate of the prime rate plus 1.5% (9.25% at January 31, 1999). The principal balance outstanding on the line of credit is due upon the Agreement's expiration on March 1, 2002. Borrowings under the Agreement are secured by substantially all of the assets of the Company.

     The Agreement contains certain restrictive covenants including, but not limited to, the payment of dividends and the issuance of additional indebtedness. The Agreement also requires the Company to meet certain minimum financial ratios. At January 31, 1999, the Company was not in compliance with one of these financial covenants. The Company has obtained a waiver with respect to this event of default.

     As of January 31, 1999, the Company had an outstanding balance of $700,000 and $8,163,515 on the term loan and revolving credit facility, respectively. In addition, the Agreement allows for the Company to utilize letters of credit in amounts not to exceed $500,000. At January 31, 1998, the

     Company had outstanding letters of credit of approximately $64,000. No letters of credit were outstanding at January 31, 1999.

     On August 25, 1998, the Company signed a $2,500,000 subordinated promissory note in connection with the Rowe Furniture Corporation ("Rowe") stock purchase agreement (the "Purchase Agreement") (Note 11). The subordinated promissory note is noninterest bearing. If the closing of the Purchase Agreement does not occur, then the Company shall repurchase the subordinated promissory note by the earlier of (a) April 30, 2001, (b) the date of a change of control of the Company, or (c) a bulk sale of a substantial portion of the assets of the Company, at a repurchase price equal to $2,500,000 less 7% of the net sale price of goods sold by Rowe and any of its existing subsidiaries to the Company and actually paid for by the Company on or before the repurchase date. If the closing of the Purchase Agreement does not occur, and within 90 days after the termination of the Purchase Agreement the Company and Rowe do not enter into a supply agreement pursuant to which Rowe and its currently existing subsidiaries agree to sell goods to the Company at an annual rate of at least $12,000,000 through the period ending April 30, 2001, then the Company shall repurchase the subordinated promissory note in 14 equal monthly installments of $100,000, beginning August 31, 1999 and continuing at the end of each calendar month through September 30, 2000 and with a final repurchase payment of $1,100,000 on October 31, 2000.

     The promissory note is subordinated to the Company's revolving credit facility and term loan borrowings.

     The future minimum principal payments of outstanding debt by fiscal year at January 31, 1999 are as follows (in thousands):

               2000                                        $  1,200
               2001                                           2,000
               2002                                               0
               2003                                           8,164
                                                           --------
                                                           $ 11,364
                                                           ========

4.   INCOME TAXES

     The benefit for income taxes for fiscal 1999 and 1998 consists of the following (in thousands):

                                                        1999         1998
                                                      --------     --------
          Current:
            Federal                                  $   (535)     $ (1,060)
            State                                        (122)            0
          Deferred:
            Federal                                      (317)         (172)
            State                                         (38)         (288)
                                                     --------      --------
                                                     $ (1,012)     $ (1,520)
                                                     ========      ========

     The benefit for income taxes differed from the amounts resulting from multiplying the Company's loss before taxes by the statutory federal income tax rate. The reasons for these differences during fiscal 1999 and 1998 were as follows (in thousands):

                                                                        1999           1998
                                                                      --------       --------
               Federal income tax at statutory rate                   $  (924)       $(1,650)
               State income tax, net of federal income tax benefit       (108)          (192)
               Other                                                       20            322
                                                                      -------        -------
                                                                      $(1,012)       $(1,520)
                                                                      =======        =======

          The components of the net deferred tax assets as of January 31, 1999 and 1998 are as follows (in thousands):

                                                             1999      1998
                                                            ------    ------
               Deferred income tax assets:
                    Depreciation and amortization           $  599    $  466
                    Deferred employee benefits                 201       324
                    NOL carryforwards                        1,194       200
                    Reserves not currently deductible          256       165
                                                            ------    ------
                                                             2,250     1,155
                                                            ------    ------

               Deferred income tax liabilities:
                    Inventories                                (67)      (71)
                    Other                                     (149)      (62)
                                                            ------    ------
                                                              (216)     (133)
                                                            ------    ------
               Valuation allowance                            (300)     (300)
                                                            ------    ------
               Net deferred tax assets                      $1,734    $  722
                                                            ======    ======

     5.   REDEEMABLE PREFERRED STOCK

          At January 31, 1999 and 1998, the Company had authorized 500,000 shares of $.01 par value redeemable preferred stock. There were no shares issued and outstanding as of January 31, 1999 and 1998.

     6.   STOCKHOLDERS' DEFICIT

          The Company maintains an incentive stock option plan (the "Plan") for key officers and employees. Under the terms of the Plan, the purchase price of shares subject to each option granted cannot be less than 100% of their estimated fair value at the date of grant.

          Options to purchase a total of 14,338 and 11,633 shares were outstanding and exercisable as of January 31, 1999 and 1998, respectively, at exercise prices ranging from $16.82 to $57.87 per share. The weighted average exercise price for options outstanding was $26.94 and $23.68 at January 31, 1999 and 1998, respectively. The options expire on various dates ranging from February 12, 2002 to February 1, 2008. The weighted average remaining contractual life for options outstanding at January 31, 1999 was 4.5 years.

          Options to purchase 2,000 shares of common stock were granted to an officer of the Company in fiscal year 1999. The weighted average exercise price for options granted during fiscal year 1999 was $47.10, which in the opinion of management represented the fair value of the shares at the date of grant. No options were granted in fiscal 1998. Options exercised for the fiscal years ended January 31, 1999 and 1998 were 0 and 100, respectively.

          In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company continues to apply the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." If the Company had applied the provisions of SFAS No. 123 to its stock-based compensation, its net income would have been $12,540 and $29,880 lower for the years ended January 31, 1999 and 1998, respectively.

          On April 30, 1997, the Company issued stock bonus agreements to three key employees which called for the issuance of a maximum of 2,000 shares to each employee, after considering shares issued through the Company's employee stock ownership plan ("ESOP") (Note 7), and a cash bonus equal to the tax benefit of the deduction, if any, available to the Company on its federal income tax return from the issuance of the shares to the employees. The bonus vested on January 31, 2002 and was forfeited upon the employee's termination for any reason except in connection with a change of control, as defined. The Company was amortizing the value of the bonus ratably over the vesting period on a straight-line basis. During fiscal 1998, one of the key employees was voluntarily terminated and thus forfeited his stock bonus under the terms of the agreement. For the year ended January 31, 1998, the Company recorded an expense of approximately $111,000, which is included in the $1,900,000 of compensation expense related to the stock bonus award and employee stock ownership plan in the accompanying statement of operations.

          On August 25, 1998, the Company issued 5,700 shares of common stock and paid $168,504 in cash to settle its commitments under these outstanding bonus agreements in connection with the signing of the Purchase Agreement (Note 11). In connection with the issuance of these shares, the Company recorded compensation expense of approximately $367,000 which has been recorded as compensation expense related to the stock bonus and employee stock ownership plan in the accompanying statement of operations.

          During fiscal 1998, the Company repurchased 705 shares from a former employee for $40,798. The shares are recorded at cost in the accompanying financial statements.

     7.   EMPLOYEE STOCK OWNERSHIP PLAN

          On January 31, 1997, the Company established an ESOP, which covers substantially all of its employees that have completed at least one year of service. On February 28, 1997, the Company borrowed $6,020,300 and loaned the ESOP $6,020,300 to purchase 43,294 shares of the Company's common stock at $139.05 per share. These shares are held in a trust and will be issued to employees' accounts as the loan is repaid from contributions made by the Company. The Company recorded compensation expense of $501,670 and $1,900,000 in fiscal 1999 and 1998, respectively, related to amounts to be contributed to the plan. As of January 31, 1999 and 1998, $351,169 and $1,900,000,
          respectively, is included as a component of accrued liabilities related to the stock bonus award and ESOP in the accompanying financial statements. Deferred compensation of $2,969,799 and $5,020,300 is included in the accompanying balance sheet as of January 31, 1999 and 1998, respectively, and will decrease as amounts are contributed to the plan in future years.

     8.   COMMITMENTS AND CONTINGENCIES

          Legal Actions

          The Company is subject to a number of legal actions arising in the ordinary course of business. In management's opinion, these actions will not materially affect the Company's financial position or results of operations.

          Operating Leases

          The Company leases store locations, three distribution centers, office facilities, and equipment under non-cancelable operating leases. Certain of the lease agreements for store locations have, in addition to base rental, contingent rentals based on sales volume and payments based on a pro rata distribution of the expenses associated with common areas in certain shopping centers. Total rent expense amounted to approximately $6,794,000 and $5,699,000 in fiscal 1999 and 1998, respectively, which included approximately $713,000 and $655,000 of contingent rentals and common area expenses in fiscal 1999 and 1998, respectively.

          At January 31, 1999, minimum base rental commitments under these noncancelable operating leases for each of the next five years are as follows (in thousands):

                         2000                          $ 6,353
                         2001                            6,006
                         2002                            5,058
                         2003                            4,314
                         2004                              993
                         Thereafter                     11,368
                                                       -------
                                                       $34,092
                                                       =======

     9.   SAVINGS PLAN

          The Company has a savings plan (the "Savings Plan") for its employees established under Section 401(k) of the Internal Revenue Code. The Company provides administrative services for the Savings Plan, and discretionary contributions of the Company to the Savings Plan are determined by the Company's board of directors. No contributions were made in fiscal 1998 or 1999.

     10.  NONRECURRING OR INFREQUENT ITEMS

          During fiscal 1998, the Company incurred certain nonrecurring or infrequent expenses related to an information system conversion $(1,014,000), key executive bonus $(650,000), and legal expenses related to the legal formation of the employee stock ownership plan $(456,000).

          The information system conversion costs (Note 1) represent one-time administrative expenses consisting primarily of additional payroll and professional fees related to the initial setup and conversion of data into the system, training of employees, and the reconciliation of data between the Company's old and new information systems, which are not capitalizable under the provisions of SOP 98-1.

          Also during the year, the Company awarded a key executive a one-time bonus of approximately $650,000 pursuant to the terms outlined in his employee agreement. The amount is fully vested, is payable over a three-year period, and is subject to acceleration upon a change of control, as defined in the agreement. In addition, it is included as a component of accrued liabilities in the accompanying balance sheet.

          The Company incurred approximately $456,000 in legal and other fees associated with the creation of the ESOP (Note 7) which the Company considers to be nonrecurring.

          During fiscal 1999, the Company incurred approximately $521,000 in nonrecurring expenses primarily related to the negotiation of the Purchase Agreement with Rowe. Of those costs directly related to the Purchase Agreement, approximately $372,000 of these expenses represent legal fees incurred in negotiating the transaction. The remaining $60,000 in nonrecurring expenses relates to business valuation services and other professional fees incurred in connection with the transaction.

     11.  PURCHASE AGREEMENT

          On August 25, 1998, the Company entered in a stock purchase agreement with Rowe Furniture Corporation under which all of the outstanding shares of the Company would be acquired by Rowe. Under the terms of the Purchase Agreement, the purchase price is calculated based on a multiple of earnings for the twelve month period ending April 30, 1999, less certain contractually defined adjustments. The Purchase Agreement also includes additional cash payments that are contingent upon the Company meeting certain earnings before interest, income taxes, depreciation and amortization ("EBITDA"), and product shipment targets, as defined.

          If the provisions of the Purchase Agreement are not met, as defined, the Purchase Agreement terminates on August 31, 1999.

Storehouse, Inc.
Balance Sheets
May 31, 1999 and 1998
(in thousands)
(Unaudited)

                                                                                     1999                  1998
                                                                                    ----------------------------
Assets:

Current:
Cash and cash equivalents                                                           $ 1,427              $   270
Accounts receivable, net                                                                568                  193
Inventories (Note 3)                                                                 12,268               11,728
Other current assets                                                                  1,958                3,424
                                                                                    ----------------------------
   Total current assets                                                              16,221               15,615
                                                                                    ----------------------------

Leasehold improvements                                                                8,332                8,014
Furniture, fixtures & equipment                                                       7,200                6,713
                                                                                    ----------------------------
                                                                                     15,532               14,727
Accumulated depreciation                                                             (9,153)              (7,566)
                                                                                    ----------------------------
Net                                                                                   6,379                7,161

Deferred income taxes                                                                 1,611                  726

Other assets                                                                            215                  257
                                                                                    ----------------------------

Total Assets                                                                        $24,426              $23,759
                                                                                    ============================

Liabilities:

Current:
Current maturites of long-term debt                                                 $   545              $ 5,127
Customer deposits                                                                     5,012                4,984
Accounts payable and accrued liabilities                                             10,890               13,710
                                                                                    ----------------------------
   Total current liabilities                                                         16,447               23,821
                                                                                    ----------------------------

Long-term debt                                                                       12,070                5,720
                                                                                    ----------------------------

Total Liabilities                                                                    28,517               29,541
                                                                                    ----------------------------

Stockholders' Deficit:

Common stock                                                                              1                    1
Treasury stock                                                                          (41)                 (41)
Additional paid in capital                                                            1,093                  894
Deferred compensation                                                                (2,808)              (5,003)
Accumulated deficit                                                                  (2,336)              (1,633)
                                                                                    ----------------------------
   Total stockholders' deficit                                                       (4,091)              (5,782)
                                                                                    ----------------------------

                                                                                    $24,426              $23,759
                                                                                    ============================

See notes to financial statements.

Storehouse, Inc.
Statements of Income (Loss)
Four months ended May 31, 1999 and 1998
(in thousands)
(Unaudited)

                                                       1999             1998
                                                  -----------------------------
Net sales                                         $   23,444          $  20,134
Cost of goods sold                                    12,342             10,977
                                                  -----------------------------
  Gross margin                                        11,102              9,157

Commission income                                      1,845              1,699
Franchise and other operating income                      22                 18
                                                  -----------------------------
                                                      12,969             10,874

Selling, general and administrative expense           12,248             11,769

Interest expense, net                                    314                336

Other expense, net                                        43                  5
                                                  -----------------------------

Income (loss) before taxes on income                     364             (1,236)

Tax expense (benefit)                                    138               (458)
                                                  -----------------------------

Net income (loss)                                 $      226          $    (788)
                                                  =============================

See notes to financial statements.

Storehouse, Inc.
Statements of Cash Flow
Four months Ended May 31, 1999 and 1998
(in thousands)
(Unaudited)

                                                                                1999             1998
                                                                           -----------------------------
Operating Activities
  Net income (loss)                                                        $       226         $    (778)
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
    Deferred taxes                                                                   -                (4)
    Depreciation and amortization                                                  586               565
    Provision for loss on receivables                                              175                 -
    Changes in operating assets and liabilities:
    Inventories                                                                   (932)             (664)
    Accounts receivable                                                            470               112
    Other current assets                                                          (795)           (2,292)
    Customer deposits                                                           (1,381)             (562)
    Accounts payable and accrued liabilities                                       413               (12)
    Income taxes payable                                                           168             1,363
                                                                           -----------------------------
Net cash provided by (used in) operating activities                             (1,070)           (2,272)
                                                                           -----------------------------

Investing Activities
  Purchases of fixed assets                                                       (279)             (797)
  Other assets                                                                      23               (22)
                                                                           -----------------------------
Net cash provided by (used in) investing activities                               (256)             (819)
                                                                           -----------------------------

Financing Activities
  Net borrowings under credit facility                                           1,264             1,961
  Net payments on capital lease obligations                                       (120)               (6)
                                                                           -----------------------------
Net cash provided (used in) financing activities                                 1,144             1,955
                                                                           -----------------------------

Net increase (decrease) in cash                                                   (182)           (1,136)
  Cash, beginning of period                                                      1,609             1,406
                                                                           -----------------------------
  Cash, end of period                                                      $     1,427         $     270
                                                                           =============================

Supplemental disclosures

Interest paid                                                              $       314         $     336

Income taxes paid/(received)                                               $       (30)        $  (1,363)

See notes to financial statements.

Storehouse, Inc.
Notes to Financial Statements
Four months Ended May 31, 1999 and 1998
(Unaudited)

Note 1 - In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of May 31, 1999 and 1998 and the results of operations and cash flows for the four months ended May 31, 1999 and 1998.

Note 2 - The results of operations for the four months ended May 31, 1999 and 1998 are not necessarily indicative of the results of operations for the full year.

Note 3 - Inventory components are as follows:

                                        May 31,             May 31,
                                           1999                1998
                                   ------------        ------------
     Inventories, FIFO             $     14,406        $     13,516
     LIFO reserve                        (2,138)             (1,788)
                                   ------------        ------------
     Inventories, LIFO             $     12,268        $     11,728
                                   ============        ============